Exhibit 4.1

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

No. W-[•]	For the purchase
of [•] shares
of Common Stock

WARRANT TO PURCHASE

COMMON STOCK

OF

MERSANA THERAPEUTICS, INC.

(A DELAWARE CORPORATION)

SEPTEMBER 27, 2013

MERSANA THERAPEUTICS, INC., a Delaware corporation (the “Company”), for value received, hereby certifies that [•] (the “Holder”) is entitled, subject to the terms set forth below, to purchase from the Company shares of Common Stock, par value $.0001 per share, of the Company (the “Common Stock”), at a purchase price per share equal to $.01 per share (the “Base Price”), as adjusted upon the occurrence of certain events as set forth in Section 3 of this Warrant, at any time or from time to time during the period beginning on the date hereof and ending at or before the earlier of (a) 5:00 p.m. Eastern Standard Time on the tenth (10th) anniversary of the date hereof (the “Expiration Date”) and (b) the termination of this Warrant as provided in Section 7 hereof. The shares of stock issuable upon exercise of this Warrant, and the purchase price per share, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

This Warrant is one of a series of warrants (collectively, the “Warrants”) dated the same date of issuance and issued in connection with the execution by the Company and the holders of such Warrants of that certain Series A-1 Convertible Preferred Stock Purchase Agreement dated July 27, 2012, as amended from time to time.

1.                                      Exercise.

1.1.                            Manner of Exercise; Payment in Cash. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. Payment of the Purchase Price shall be in cash or by certified or official bank check payable to the order of the Company.

1.2.                            Net Exercise.  In lieu of exercising this Warrant by payment in cash pursuant to Section 1.1 above, the Holder may elect to receive Warrant Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant, duly endorsed (unless endorsement is waived by the Company) to the principal office of the Company (or at such other office or agency of the Company as it may designate by notice in writing to the Holder at such Holder’s last address appearing on the books of the Company) (a “Net Exercise”).  In the event of such a Net Exercise, the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

Where

X =          The number of shares of Warrant Stock to be issued to the Holder.

Y =          The number of shares of Warrant Stock purchasable under this Warrant.

A =                             The fair market value of one (1) share of Warrant Stock (at the date of such calculation).

B =          The Base Price (as adjusted to the date of such calculation).

For purposes of this Section 1.2, the fair market value of a share of Warrant Stock shall mean the average of the closing bid and asked prices of the Warrant Stock quoted in the over-the-counter market in which shares of Warrant Stock are traded or the closing price quoted on any exchange on which the shares of Warrant Stock are listed, whichever is applicable, as published in The Wall Street Journal, for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange).  If the shares of Warrant Stock are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per share of Warrant Stock that the Company could obtain from a willing buyer for Warrant Stock sold by the Company from authorized but unissued shares, as such prices shall be determined in reasonable good faith by the Board of Directors of the Company.

1.3.                            Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered with the applicable purchase price to the Company as provided in Section 1.1 above or surrendered for exercise pursuant to

Section 1.2 above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1.4 below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

1.4.                            Delivery of Certificates. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) business days thereafter, the Company at its sole expense will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

1.4.1.                  A certificate or certificates for the number of full shares of Warrant Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 1.5 hereof, and

1.4.2.                  In case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 1.1 or Section 1.2 above.

1.5.                            Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value of the Warrant Stock reasonably determined by the Board of Directors of the Company.

2.                                      Rights and Restrictions of the Holder. The Warrant Stock shall be entitled to all rights, benefits and restrictions accorded to the shares of Common Stock set forth in the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Investor Rights Agreement dated as of July 27, 2012 (the “Investor Rights Agreement”), the Amended and Restated Voting Agreement dated as of July 27, 2012 (the “Voting Agreement”), and the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of July 27, 2012 (the “Right of First Refusal Agreement”), in each case as may be further amended, and the Holder hereby agrees to execute and deliver to the Company a counterpart signature page to such Investor Rights Agreement, Voting Agreement and Right of First Refusal Agreement concurrently with the exercise of this Warrant.  All applicable provisions of the Certificate of Incorporation, the Investor Rights Agreement, the Voting Agreement and the Right of First Refusal Agreement are hereby incorporated herein by reference and made a part hereof as if set forth herein in their entirety.

3.                                      Certain Adjustments. The Purchase Price and the number of shares of Warrant Stock deliverable upon exercise of the Warrant shall be subject to adjustment from time to time as follows:

3.1.                            Subdivisions, Combinations and Other Issuances.  If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivides its Common Stock by split-up or otherwise, or combines such capital stock, or issues additional shares of such capital stock as a dividend with respect to any shares of such capital stock, the number of shares of Warrant Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the Purchase Price payable per share, but the aggregate Purchase Price payable for the total number of shares of Warrant Stock purchasable under this Warrant (as adjusted) shall remain the same.  Any adjustment under this Section 3.1 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

3.2.                            Reclassification, Reorganization and Consolidation.  In case of any reclassification, merger, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 3.1 above), then, as a condition of such reclassification, merger, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, merger, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Stock by the Holder immediately prior to such reclassification, merger, reorganization or change.  In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Purchase Price per Warrant Share payable hereunder, provided the aggregate Purchase Price shall remain the same.

3.3.                            Certificate of Adjustment. When any adjustment is required to be made in the Purchase Price, the Company shall promptly mail to the Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment unless challenged by the Holder within ten (10) days of receipt thereof. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 3.

4.                                      Compliance with Securities Act.

4.1.                            Unregistered Securities. The Holder acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any successor legislation (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock in the absence of (i) an effective registration statement under the Securities Act covering this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable “blue sky” or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. The Company may delay issuance of the Warrant Stock until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

4.2.                            Investment Letter. Without limiting the generality of Section 4.1, unless the offer and sale of any shares of Warrant Stock shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Warrant Stock unless and until the Holder shall have executed an investment letter in form and substance satisfactory to the Company, including a warranty at the time of such exercise that the Holder is acquiring such shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares.

4.3.                            Legend. Certificates delivered to the Holder pursuant to Section 1.3 shall bear the following legend or a legend in substantially similar form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION IS THEN AVAILABLE.”

5.                                      Reservation of Stock. The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights and rights of first refusal.

6.                                      Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7.                                      Termination Upon Certain Events.  If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, or the liquidation or dissolution of the Company, then as a part of such transaction, at the Company’s option, either:

7.1.                            (1) as a part of such transaction in which the consideration consists entirely of cash and/or equity securities listed for trading on a U.S. national securities exchange and which may be freely resold pursuant to a resale registration statement or under Rule 114 of the Securities Act without any restriction or limitation (including without limitation volume and manner of sale restrictions)  (“Marketable Securities”), this Warrant shall automatically be exercised immediately prior to and contingent on the closing of such transaction without any action on the part of the Holder; or (2) as part of such transaction in which the consideration does not consist entirely of cash and/or Marketable Securities, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised this Warrant immediately prior thereto (and, in such case, appropriate adjustment shall be made in the application of the provisions of this Section 7.1 to the end that the provisions of Section 3 shall be applicable after that event in as nearly equivalent a manner as may be practicable); or

7.2.                            this Warrant shall terminate on the effective date of such merger, consolidation or sale (the “Termination Date”) and become null and void, provided, that if this Warrant shall not have otherwise terminated or expired, (1) the Company shall have given the Holder written notice of such Termination Date at least five business days prior to the occurrence thereof and (2) the Holder shall have the right until 5:00 p.m., Eastern Standard Time, on the day immediately prior to the Termination Date to exercise its rights hereunder to the extent not previously exercised.

8.                                      Transferability.  Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder may be assigned, in whole or in part, by the Holder to any of such Holder’s Affiliates without the Company’s prior written consent.  Notwithstanding the foregoing, without the prior written consent of the Company, this Warrant shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) to any person or entity that is not an Affiliate of Holder and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Warrant or of any rights granted hereunder contrary to the provisions of this Section 8, or the levy of any attachment or similar process upon this Warrant or such rights, shall be null and void.  As used in this Section 8, an “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person.

9.                                      No Rights as Stockholder. Until the exercise of this Warrant, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10.                               Notices. All notices, requests and other communications hereunder shall be in writing, shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, postage prepaid, return receipt requested. In the case of notices from the Company to the Holder, they shall be sent to the address furnished to the Company in writing by the last Holder who shall have furnished an address to the Company in writing. All notices from the Holder to the Company shall be delivered to the Company at Mersana Therapeutics, Inc., 840 Memorial Drive, Cambridge, Massachusetts, 02139, Attn: Chief Executive Officer, or such other address as the Company shall so notify the Holder. All notices, requests and other communications hereunder shall be deemed to have been given (i) by hand, at the time of the delivery thereof to the receiving party at the address of such party described above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notices is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

11.                               Amendment, Modification and Waiver. The Warrants may be amended or modified, and any provision hereof and thereof may be waived, with the written consent of the Company and holders of at least fifty percent (50%) of the aggregate number of shares of Warrant Stock issuable upon exercise of the Warrants; provided, that the Warrants may not be amended or modified and no provision hereof or thereof may be waived if such amendment, modification or waiver would adversely and prejudicially affect the rights of any holder of a Warrant vis-à-vis all other holders of the Warrants without the consent of such holder. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12.                               Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

13.                               Governing Law. This Warrant shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

(The reminder of this page has been intentionally left blank. The signature page follows.)

MERSANA THERAPEUTICS, INC.

By:

Name:	Nicholas G. Bacopoulos

Title:	President and Chief Executive Officer

Signature Page to Warrant

EXHIBIT A

PURCHASE FORM

To:          MERSANA THERAPEUTICS, INC.

The undersigned hereby irrevocably elects to purchase, pursuant to the provisions set forth in the attached Warrant (No. W-  ), as follows:

shares of the Common Stock, par value $.0001 per share (the “Common Stock”) of MERSANA THERAPEUTICS, INC., covered by such Warrant and herewith makes payment of $           , representing the full purchase price for such shares at the price per share provided for in such Warrant.

Net Exercise of the attached Warrant.

The Common Stock for which the Warrant may be exercised shall be known herein as the “Warrant Stock.”

The undersigned is aware that the Warrant Stock has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The undersigned understands that reliance by the Company on exemptions under the Securities Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Purchase Form.

The undersigned represents and warrants that (1) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Warrant Stock, (2) it has had the opportunity to ask questions concerning the Warrant Stock and the Company and all questions posed have been answered to its satisfaction, (3) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Stock and the Company and (4) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Stock and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrant that it is purchasing the Warrant Stock for its own account for investment and not with a view to the sale or distribution of all or any part of the Warrant Stock.

The undersigned understands that because the Warrant Stock has not been registered under the Securities Act, it must continue to bear the economic risk of the investment for an indefinite period of time and the Warrant Stock cannot be sold unless it is subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees that it will in no event sell or distribute or otherwise dispose of all or any part of the Warrant Stock unless (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Warrant Stock, or (2) the Company receives an opinion satisfactory to the Company of the undersigned’s legal counsel stating that such transaction is exempt from registration. The undersigned consents to the placing of a legend on its certificate for the Warrant Stock stating that the Warrant Stock has not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Warrant Stock until the Warrant Stock may be legally resold or distributed without restriction.

The undersigned has considered the federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Stock.

Dated: